August 2008 Amendment No. 1 dated August 12, 2008 to
Preliminary Terms No. 737 to
Registration Statement No. 333-131266
Dated July 28, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices
Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo yield and some upside in exchange for principal protection.
SUMMARY TERMS
Issuer:	Morgan Stanley	Issuer ratings:	Moody’s: A1 (stable) / S&P: A+ (negative outlook)*
Issue price:	$1,000
Stated principal amount:	$1,000
Aggregate principal amount:	$
Pricing date:	August 22, 2008
Original issue date:	August 29, 2008 (5 business days after the pricing date)
Maturity date:	November 30, 2011
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	Dow Jones Euro STOXX 50® Index (the “Euro STOXX 50 index”)	33.3333%
	Nikkei 225 Index (the “Nikkei index”)	33.3333%
	S&P 500® Index (the “S&P 500 index”)	33.3333%
Payment at maturity:
The payment at maturity per $1,000 stated principal amount of notes will equal:
$1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $1,000 or greater than the maximum payment at maturity of $1,400 to $1,500

Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%
Maximum payment at maturity:	$1,400 to $1,500 per note (140% to 150% of the stated principal amount). We will determine the actual maximum payment at maturity on the pricing date.
Basket performance:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the pricing date.
Final basket value:	The basket closing value on the determination date.
Basket closing value:
Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index.  See “Key Terms – Multiplier” on page 4 of these preliminary terms.

Determination date:	November 28, 2011, subject to adjustment for non-index business days and certain market disruption events.
Minimum purchase amount:	10 notes ($10,000)
CUSIP:	617482AZ7
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$1,000	$24	$976
Total	$	$	$
(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

*On August 11, 2008, Moody's Investors Service lowered the issuer's rating from 'Aa3' to 'A1'. Both ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal amount at maturity and the supplemental redemption amount, if any, payable under the terms of the notes and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion.  Each rating should be evaluated independently of any other rating.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

MSPRB1206002

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Investment Overview

Capital Protected Notes
The 100% Capital Protected Notes (the “notes”) provide investors:

¡	an opportunity to gain exposure to an equal-weighted global basket of indices

¡	100% participation to any appreciation in the basket over the term of the notes, subject to a maximum payment at maturity of $1,400 to $1,500 per note (140% to 150% of the stated principal amount)

¡	100% principal protection regardless of the performance of the basket

At maturity if the basket has depreciated or has not appreciated at all, the investment will redeem for the stated principal amount, without any yield on your investment.

Maturity:	3.25 years

Participation rate:	100%

Maximum payment at maturity:	$1,400 to $1,500 per note (140% to 150% of the stated principal amount)

Principal protection:	100%

Interest:	None

Basket Overview

Basket Index Information as of July 23, 2008:
	Euro STOXX 50® Index	Nikkei 225 Index	S&P 500® Index
Bloomberg Ticker Symbol:	SX5E	NKY	SPX
Current Index Level:	3,387.50	13,312.93	1,282.19
52 Weeks Ago:	4,482.75	17,963.64	1,541.57
52 Week High:	4,489.79	18,002.03	1,565.15
52 Week Low:	3,142.73	11,787.51	1,214.91

Basket Historical Performance January 1, 2003 to July 23, 2008

The graph is calculated to show the performance of the basket, assuming an initial basket value of 100, since January 1, 2003 and illustrates the effect of the offset and/or correlation among the basket indices during such period.  The graph does not attempt to show your expected return on an investment in the notes.  The historical values of the basket should not be taken as an indication of its future performance.

August 2008	Page 2

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Key Investment Rationale

The notes offer 1:1 exposure on the positive performance of the basket, subject to the maximum payment at maturity while protecting 100% of your principal in exchange for forgoing current yield or interest.

Principal Protection	The notes offer investors exposure to the basket while maintaining 100% protection of the invested principal.
Best Case Scenario
The basket increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $1,000 and (ii) 100% of the basket performance, subject to the maximum payment amount of $1,400 to $1,500 per note (140% to 150% of the stated principal amount).

Worst Case Scenario	The basket declines or does not appreciate in value and, at maturity, the notes redeem for the stated principal amount of $1,000.

Summary of Selected Key Risks (see page 8)

¡	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

¡	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡	The appreciation potential of the notes is limited to the maximum payment of $1,400 to $1,500 per note (140% to 150% of the stated principal amount).

¡
Prior to maturity the notes may, depending on market conditions (primarily movements in the basket indices and interest rates), trade below the original issue price and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Changes in the value of one or more of the basket indices may offset each other.

¡	Adjustments to the basket indices could adversely affect the value of the notes.

¡	There are risks associated with investments in securities linked to the value of foreign equity securities.

¡	You have no shareholder rights.

¡	Investing in the notes is not equivalent to investing in the basket indices.

¡	The notes will not be listed and there may be little or no secondary market for the notes. You should be willing to hold your notes to maturity.

¡	Economic interests of the calculation agent may be potentially adverse to investors.

¡	Credit risk to Morgan Stanley.

August 2008	Page 3

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement for capital protected notes and prospectus, as supplemented and modified by these preliminary terms.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
August 22, 2008	August 29, 2008 (5 business days after the pricing date)	November 30, 2011, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000
Stated principal amount:	$1,000
Denominations:	$1,000 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Principal protection:	100%
Bull or bear notes:	Bull notes
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	Dow Jones Euro STOXX 50® Index	33.3333%
	Nikkei 225 Index	33.3333%
	S&P 500® Index	33.3333%
Payment at maturity:
The payment at maturity per $1,000 stated principal amount of notes will equal:
$1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $1,000 or greater than the maximum payment at maturity of $1,400 to $1,500

Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Participation rate:	100%
Maximum payment at maturity:	$1,400 to $1,500 per note (140% to 150% of the stated principal amount). We will determine the actual maximum payment at maturity on the pricing date.
Basket performance:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the pricing date.
Final basket value:	The basket closing value on the determination date.
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index and the multiplier for that basket index.
Multiplier:
The multiplier will be set on the pricing date based on each basket index respective initial basket index value so that each basket index is reflected in the predetermined initial basket value in accordance with its applicable basket index weighting and will remain constant for the term of the notes.

Determination date:	November 28, 2011, subject to adjustment for non-index business days and certain market disruption events.
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:
If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date, as postponed.

Risk factors:	Please see “Risk Factors” on page 8

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Based on a Global Basket of Equity Indices

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482AZ7
Minimum purchase amount:	10 notes ($10,000)
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on July 28th, 2008, the “comparable yield” would be a rate of 5.9318% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,209.6062 due at maturity.  The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$19.9374	$19.9374
January 1, 2009 through June 30, 2009	$30.2503	$50.1877
July 1, 2009 through December 31, 2009	$31.1475	$81.3352
January 1, 2010 through June 30, 2010	$32.0713	$113.4065
July 1, 2010 through December 31, 2010	$33.0225	$146.4290
January 1, 2011 through June 30, 2011	$34.0019	$180.4309
July 1, 2011 through the Maturity Date	$29.1753	$209.6062

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the basket indices. Such purchase activity could increase the value of the basket indices, and therefore the value at which the basket indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for capital protected notes.

ERISA:	See “ERISA” in the prospectus supplement for capital protected notes.
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity of $1,400 to $1,500 per note (140% to 150% of the stated principal amount), calculated on the determination date as follows:

 calculated on the determination date as follows:

(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Example:

The hypothetical final basket value is 40% greater than the initial basket value.

Initial basket value:	100

Hypothetical final basket value:	140

Hypothetical maximum payment at maturity:	$1,450 per note

Participation rate:	100%

Supplemental redemption amount per note =	$1,000 x [(140 – 100)/100] x 100% = $400

In the example above, the total payment at maturity per note will equal $1,400, which is the sum of the stated principal amount of $1,000 and a supplemental redemption amount of $400.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount), taking into account the maximum payment at maturity, for a $1,000 stated principal amount note for a hypothetical range of basket performance and does not cover the complete range of possible payouts at maturity. Assuming a hypothetical maximum payment at maturity of $1,450, if the basket performance is greater than 50% you will receive only the hypothetical maximum payment at maturity of $1,450 per note, or 145% of the stated principal amount.

Basket performance	Final basket value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $1,000 note
70%	170	$1,000	$450	$1,450	45%
60%	160	$1,000	$450	$1,450	45%
50%	150	$1,000	$450	$1,450	45%
40%	140	$1,000	$400	$1,400	40%
30%	130	$1,000	$300	$1,300	30%
20%	120	$1,000	$200	$1,200	20%
10%	110	$1,000	$100	$1,100	10%
0%	100	$1,000	$0	$1,000	0%
–10%	90	$1,000	$0	$1,000	0%
–20%	80	$1,000	$0	$1,000	0%
–30%	70	$1,000	$0	$1,000	0%
–40%	60	$1,000	$0	$1,000	0%
–50%	50	$1,000	$0	$1,000	0%

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Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Payment at Maturity

100% principal protection. At maturity, we will pay you at least $1,000, plus the supplemental redemption amount, if any, subject to the maximum payment amount of $1,400 to $1,500 per note (140% to 150% of the stated principal amount).

The supplemental redemption amount based on the basket indices. The supplemental redemption amount will be equal to the product of $1,000 times the participation rate times the percentage, if any, by which the final basket value exceeds the initial basket value.  If the final basket value is greater than the initial basket value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x	participation rate	x	(final basket value – initial basket value)
initial basket value

where,

participation rate	=	100%

initial basket value	=	100

final basket value	=	the sum, on the determination date, of the products of the official closing value of each basket index and the applicable multiplier for such basket index

In no event will the supplemental redemption amount be greater than $400 to $500 per note (40% to 50% of the stated principal amount).

If the final basket value is less than or equal to the initial basket value, the supplemental redemption amount will be zero.

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Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on page S-15 of the accompanying prospectus supplement for capital protected notes.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

Structure Specific Risk Factors

¡
The notes may not pay more than the stated principal amount at maturity.  If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity.

¡
The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero or the basket may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

¡
The notes have limited appreciation potential.  Depending on the actual maximum payment at maturity, if the basket performance is greater than 140% to 150%, you will only receive the maximum payment at maturity of $1,400 to $1,500 for each note you hold. We will determine the actual maximum payment at maturity on the pricing date.

¡
Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value of each of the basket indices at any time and, in particular, on the determination date, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.

¡
Changes in the value of one or more of the basket indices may offset each other.  Price movements in the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.

¡
Adjustments to the basket indices could adversely affect the value of the notes.  The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index.  The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the notes.

¡
You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any of the basket indices.

¡
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the Dow Jones Euro STOXX 50® Index and the Nikkei 225 Index have been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements

August 2008	Page 8

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

¡	Investing in the notes is not equivalent to investing in the basket indices. Investing in the notes is not equivalent to investing in the basket indices or their component stocks.

Other Risk Factors

¡
Secondary trading may be limited.  The notes will not be listed on any securities exchange.  There may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes or that trade in the component stocks of the basket indices or other instruments related to the basket indices are potentially adverse to your interests as an investor in the notes.  The hedging or trading activities of our affiliates on or prior to the pricing date and on the determination date could adversely affect the final basket value and, as a result, could decrease the amount you may receive on the notes at maturity that exceeds the stated principal amount of the notes.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial values of the basket indices and, as a result, could increase the value at which the basket indices must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the basket indices on the determination date and, accordingly, the amount of cash you will receive at maturity.

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Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Information about the Basket Indices

The Dow Jones Euro STOXX 50® Index.  The Euro STOXX 50 index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the Euro STOXX 50 index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50® Index” in the accompanying prospectus supplement for capital protected notes.

The Nikkei 225 Index. The Nikkei index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries.  All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  For additional information about the Nikkei index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index” in the accompanying prospectus supplement for capital protected notes.

The S&P 500® Index.  The S&P 500 index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500 index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between STOXX Limited and Morgan Stanley. “Dow Jones Euro STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50® Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between Nikkei Inc. and Morgan Stanley. As of the original issue date, we will have received the consent of Nikkei Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the notes.  Nikkei Inc. has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  Nikkei Inc. has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the return on your investment.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—Nikkei 225 Index” in the accompanying prospectus supplement for capital protected notes.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for capital protected notes.

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Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Historical Information

The following tables set forth the published high, low and end-of-quarter closing values, for each of the basket indices for each calendar quarter in the period from January 1, 2003 to July 23, 2008.  The related graphs set forth the daily closing values for each of the basket indices from January 1, 2003 to July 23, 2008.  The closing value on July 23, 2008 was, in the case of the Euro STOXX 50 index, 3,387.50, in the case of the Nikkei index, 13,312.93, and in the case of the S&P 500 index, 1,282.19.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values and performance of the basket indices should not be taken as an indication of future performance, and no assurance can be given as to the final basket closing value on the determination date.  The payment of dividends on the stocks that comprise the basket indices are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

Euro STOXX 50 Index	High	Low	Period End
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter	4,557.57	4,062.33	4,381.71
Fourth Quarter	4,489.79	4,195.58	4,399.72
2008
First Quarter	4,339.23	3,431.82	3,628.06
Second Quarter	3,882.28	3,340.27	3,352.81
Third Quarter (through July 23, 2008)	3,387.50	3,142.73	3,387.50

Euro STOXX 50 Index Daily Index Closing Values January 1, 2003 to July 23, 2008

August 2008	Page 11

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

Nikkei 225 Index	High	Low	Period End
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter	18,261.98	15,273.68	16,785.69
Fourth Quarter	17,458.98	14,837.66	15,307.78
2008
First Quarter	14,691.41	11,787.51	12,525.54
Second Quarter	14,489.44	12,656.42	13,481.38
Third Quarter (through July 23, 2008)	13,463.20	12,754.56	13,312.93

Nikkei 225 Index Daily Index Closing Values January 1, 2003 to July 23, 2008

August 2008	Page 12

Capital Protected Notes due November 30, 2011
Based on a Global Basket of Equity Indices

S&P 500 Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter (through July 23, 2008)	1,284.91	1,214.91	1,282.19

S&P 500 Index Daily Index Closing Values January 1, 2003 to July 23, 2008

August 2008	Page 13